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EXHIBIT 10ii  - AGREEMENT FOR DEVELOPMENT OF PROPERTIES


                  AGREEMENT FOR DEVELOPMENT OF PROPERTIES ENTERED INTO BY SENIOR CARE INDUSTRIES, INC., HEREINAFTER REFERRED TO AS "SENIOR" AND GOLD COAST, S.A. DE C.V., HEREINAFTER REFERRED TO AS "GOLD COAST", IN ACCORDANCE WITH THE FOLLOWING STATEMENTS AND
                  CLAUSES:

                                   STATEMENTS:

THE PARTIES HERETO STATE THAT:

I. - On May 29, 2002, Mara Colmenares Madera and Oscar Colmenares Madera executed a stock purchase agreement for the transfer of the shares of Senior in Senior Care International, S.A. de C.V., hereinafter referred to as the Stock Purchase Agreement.

II. - Mara Colmenares Madera and Oscar Colmenares Madera subsequently assigned their shares in Senior Care International, S.A. de C.V. to Gold Coast, a duly organized Mexican corporation.

III. - The contracts for deed referred to in the Stock Purchase Agreement, which were executed by Senior Care International, S.A. de. C.V. are as follows:

a) Contract for deed executed on April 30, 2001, between Senior Care International, S.A. de C.V. and Tri-National Holdings, S.A. de C.V. for plus 15 acres of the beach front property, known as Plaza Rosarito and 9 acres of developed property including approximately 170,000 square feet of existing commercial space known as the Plaza Sol, hereinafter referred to jointly as "Plaza Sol".

b) Contact for deed executed on April 30, 2001, between Senior Care International, S.A. de C.V. and Tri-National Portal, S.A. de C.V. for a 66 2/3rds interest in the Portal Del Mar, 112 unit 2 and 3 bedroom partially completed condominium development located on approximately 6 acres of land overlooking the Pacific Ocean in Baja California, Mexico, hereinafter referred to as "Portal Del Mar".

c) Contract for deed executed on April 30, 2001, between Senior Care International, S.A. de C.V. and Inmobilaria Plaza Baja California, S.A. de C.V. for approximately 16 acres of oceanfront land known as Plaza Resort hereinafter referred to as "Plaza Resort".

d) Contract for deed executed April 30, 2001, between Senior Care International, S.A. de C.V. and Planificacion y Desarolles Regional de Jatay, S.A. de C.V. for 650 acres of property known as the Hills of Bajamar hereinafter referred to as the "Hills of Bajamar".

IV. - The purpose of this agreement is to regulate the relationships between the parties for the transfer of title and development of the contracts for deed for various properties acquired by Senior Care International, S.A. de C.V. as per Clause Fifth of the Stock Purchase Agreement.

V. - Gold Coast has executed promissory notes in favor of Senior to guarantee payment of the shares transferred to Gold Coast hereinafter referred to as the "Promissory Notes".

PURSUANT TO THE ABOVE, THE PARTIES AGREE AS FOLLOWS:

                                    CLAUSES:

FIRST. - The parties agree that hsould the final purchase price for the properties referred to in Statement III herein be reduced from the current total amount of $70,299,055 U.S. dollars, the promissory notes plus interest due as described in the Stock Purchase Agreement will be reduced in the same proportion as the amounts payable under the contracts for deed.

SECOND. - Senior and Gold Coast agree that Gold Coast will not transfer, assign or encumber the properties or place Senior Care International, S.A. de C.V. in bankruptcy without consent from Senior, consent of which shall not be unreasonably withheld. For the purposes of this agreement, Gold Coast will not be considered as having transferred or assigned its properties included in the contracts for deed if such transfer is done to a related party for the sole purpose of obtaining funds for the development of such properties.

THIRD. - Gold Coast shall be entitled to a reimbursement of any amounts paid for the contracts for deed and the cancellation of any related promissory notes and interest if the properties contained in such contracts cannot be developed due to development constraints. Never-the-less, such right will only apply to the specific property that cannot be developed and will not apply to any other properties. For the purposes of this Clause, development constraints will be considered as any action or event which does not allow the development of the properties at Gold Coast's sole discretion.

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The right to reimbursement and/or cancellation of the promissory notes and accumulated interest may be exercised at any time within 45 days before such promissory notes are due and payable.

Should Gold Coast decide to exercise the rights described in this Clause, Gold Coast shall retain an undivided interest of 10% in any profits generated from the properties developed thereafter by Senior or parties other than Gold Coast.

FOURTH. - The parties agree that there is a debt of $600,000 U.S. on Portal Del Mar and that such amount will be paid 50% by Senior and 50% by Gold Coast.

FIFTH. - The parties agree that there is currently a lien on Plaza Resort in the amount of $9,079,055 U.S. but that there is a question as to the actual validity of the lien. Thereto, Gold Coast agrees to carry out any actions necessary to remove such lien so that the full value may be paid to Senior.

If the lien cannot be removed, the agreed purchase price shall be modified to be a maximum of $9,079,055 U.S. or a minimum of $8,000,000 U.S., if the amount of the lien be reduced.

SIXTH. - The parties agree that Senior has the right to purchase an additional 1,750 acres in the Hills of Bajamar. Such contract and rights will be assigned to Gold Coast in accordance with the same contract. The parties further agree that each one will contribute 50% of the acquisition costs for any such additional land and that any profits received form the same will be divided based on the actual contribution made to the acquisition costs of such properties.

If for any reason Senior cannot assign such contract or rights, the parties agree that the acquisition costs and profits will still be divided as described in this Clause.

SEVENTH. - Gold Coast agrees that immediately upon obtaining title to any of the properties referred to in Statement III, it will secure payment of the promissory notes issued to Senior, by executing a guarantee trust agreement or other lien in favor of Senior or assignee as per instructions provided to Gold Coast at such time. Failure by Gold Coast to grant suchlien will be considered a cause of default and authorize Senior to execute the lien on the shares of Senior Care International, S.A. de C.V. pledged in its favor by Gold Coast.

EIGHTH. - The parties agree that there exist payments and redemption obligations in the amount of approximately $11,262,401 U.S. to various bondholders with regard to the Hills of Bajamar. There is also an obligation to pay such bondholders a cumulative preferred return on their equity of 10% per year.

The parties agree that should such obligations survive upon the transfer of title of the propertie, the purchase price of the Hills of Bajamar shall be a minimum of $12,500,000 U.S. of the combined amounts of the outstanding obligation to the Hills of Bajamar bondholders, plus the accrued interest, to a maximum of $16,500,000 U.S.

NINTH. - The parties agree that the entities which sold the properties referred to in the Contracts for Deed are entitled to the following profit participation:

a) 12% of the profits from Plaza Resort, which reduces to 7.5% after the convertible preferred shares are paid, as described in the corresponding contract for deed;

b) 12% of the profits from Plaza Sol, which reduces to 7.5% after the convertible preferred shares are paid, as described in the corresponding contract for deed;

c) 12% of the profits from Portal Del Mar, which reduces to 7.5% after the convertible preferred shares are paid, as described in the corresponding contract for deed;

d) 7.5% of the profits from Hills of Bajamar as described in the corresponding contract for deed.

The payment for such amounts will be the responsibility of Senior and shall not diminish in any way Gold Coast's share of the profits from such properties.

TENTH. - The parties recognize that controversy exists with regard to the contracts for deed pertaining specifically to title, liens and claims of third party ownership. All legal expenses and costs required to protect the rights contained in the contracts for deed will be paid by Senior to Gold Coast on a 45 day billing cycle from the time the services are billed by corresponding attorneys.

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Senior further agrees to deposit $100,000 U.S. into an account in the name of
Senior Care International, S.A. de C.V. which shall be used for legal costs and expenses as well as any other related costs and expenses required to accomplish the transfer of title to the properties contained in the contracts for deed. The parties agree that such expenses shall not exceed $60,000 U.S. and that the remainder shall be used at Gold Coast's discretion for the development of the properties.

ELEVENTH. - The parties agree that the profits from the sale or development of the properties contained in the contracts for deed shall be divided in half for each party if Gold Coast has provided directly or indirectly the funds required to develop such properties. If Senior obtains such funds and prefects the title to the properties in favor of Senior Care International, S.A. de C.V. or other related party, Senior shall be entitled to 90% of the corresponding profits and the remaining 10% will correspond to Gold Coast.


TWELFTH. - The parties acknowledge that Countywide Lenders Corp. or its assignee is owed a 2.5% commission on the total purchase price for the contracts for deed based upon a sale price of $56,079,055 U.S., held by Senior Care International S.A. de C.V. and that such amount ($1,401,976) shall be paid out of the first profits generated from the properties contained in the contracts for deed.

THIRTEENTH. - The parties ratify that there will be a 6% yearly interest due on the promissory notes referred to herein. Never-the-less, should Gold Coast provide the required funds for the development of the properties described in the contracts for deed, then the interest calculation shall be changed to 6% per year of the value of the Senior Care convertible preferred stock actually issued in payment as described in the contracts for deed.

The value of such shares shall be calculated by multiplying the number of shares issued by the market price of the stock on the day of issuance. The interest will begin on the date of such issuance of the stock and end upon payment of the corresponding amount for each of the properties. The basis for interest calculations will be reduced by any partial principal reductions by Gold Coast.

FOURTEENTH. - For purposes of this agreement, the parties state that its domiciles are located at the following places:

     SELLER:   410 Broadway, 2nd Floor
               Laguna Beach, CA 92651-1830 U.S.A.

     BUYER:    Mara Colmenares Medara
               Calle Mision San Diego 2937-301
               Zona Rio Tijuana
               22320 Tijuana Baja California

The parties shall amend their domiciles with prior written notice of the other party.

FIFTEENTH. - Every notice required or contemplated by this agreement by either party shall be deemed to have been given only if in writing and delivered by either (i) personal delivery, or (ii) telex or facsimile with confirmation copy sent to the party postage prepaid, addressed to the party for whom intended at the address set forth in the clause above mentioned or at such other address the intended recipient, previously shall have designated by written notice to the other party. Notice by telex or fascimile confirmed by airmail or postage prepaid, shall be deemed to have been duly given on the date it is transmitted.

SIXTEENTH. - For the interpretation and performance of this agreement, the parties hereto expressly agree to submit themselves to the jurisdiction of the competent courts and laws in the City of Tijuana, Baja California, Mexico, expressly waiving any other venue that may correspond to them by virtue of their present or future domiciles, or for any other reason whatsoever.

SEVENTEENTH. - This agreement is executed in Spanish and English translation. In case of any dispute for the construction or interpretation of this agreement, the Spanish version shall prevail.

THIS AGREEMENT is executed in the places and date set forth herein below:


SELLER:                                            BUYER:

SENIOR CARE INDUSTRIES, INC.                       GOLD COAST, S.A. de C.V.


By: /s/ Craig H. Brown                             /s/ Mara Colmenares Madera
    -----------------------                        -----------------------------
    Craig H. Brown, President                      Mara Colmenares Madera
    Laguna Beach, California                       Managing Director
    May 29, 2002                                   Tijuana, Baja California
                                                   May 29, 2002